Exhibit 99.1

ZeroFox, Inc. and Subsidiaries Condensed Consolidated Financial Statements as of July 31, 2022 and for the six months ended July 31, 2022 and 2021

ZeroFox, Inc. and Subsidiaries

ZeroFox, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	July 31,	January 31,
(in thousands, except share data)	2022	2022
Assets
Current assets:
Cash and cash equivalents	$2,803	$10,274
Accounts receivable, net of allowance for doubtful accounts of $61 and $68, respectively	14,210	17,046
Deferred contract acquisition costs, current	4,918	4,174
Prepaid expenses and other assets	2,859	1,276

Total current assets	24,790	32,770
Property and equipment, net of accumulated depreciation of $2,174 and $2,022, respectively	609	694
Capitalized software, net of accumulated amortization of $3,972 and $3,657, respectively	1,082	914
Deferred contract acquisition costs, net of current portion	6,854	7,481
Acquired intangible assets - net of accumulated amortization of $5,519 and $3,940, respectively	12,631	14,210
Goodwill	35,002	35,002
Other assets	341	319

Total assets	$81,309	$91,390

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$4,333	$4,276
Accrued compensation, accrued expenses, and other current liabilities	4,302	7,020
Current portion of long-term debt	6,094	5,970
Deferred revenue, current	36,019	29,532

Total current liabilities	50,748	46,798
Deferred revenue—net of current portion	6,326	9,299
Long term debt—net of deferred financing costs of $1,866 and $1,627, respectively	52,327	45,503
Warrants	7,387	10,709

Total liabilities	116,788	112,309

Commitments and contingencies

Redeemable convertible preferred stock	138,129	132,229

Stockholders’ deficit
Common stock, $0.00001 par value; 319,462,878 authorized shares; 43,285,001 and 42,892,897 shares issued and outstanding, respectively	—	—
Additional paid-in capital	4,829	3,873
Accumulated deficit	(178,278)	(156,820)
Accumulated other comprehensive loss	(159)	(201)

Total stockholders’ deficit	(173,608)	(153,148)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$81,309	$91,390

See notes to condensed consolidated financial statements

ZeroFox, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

	For the Six Months Ended July 31,
(in thousands, except share data)	2022	2021
Revenue	$28,743	$22,690

Cost of revenue	8,729	7,733

Gross profit	20,014	14,957

Operating expenses
Research and development	8,023	5,457
Sales and marketing	18,363	14,044
General and administrative	9,985	5,870

Total operating expenses	36,371	25,371

Loss from operations	(16,357)	(10,414)

Other (expense) income
Interest expense, net	(2,931)	(1,512)
Change in fair value of warrant liability	(2,059)	(5,320)

Total other expense	(4,990)	(6,832)

Loss before income taxes	(21,347)	(17,246)

Income taxes	111	56

Net loss after tax	$(21,458)	$(17,302)

Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(0.41)

Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted:	43,038,331	41,953,610

Other comprehensive income (loss)
Foreign currency translation	42	(49)

Total other comprehensive income (loss)	42	(49)

Total comprehensive loss	$(21,416)	$(17,351)

See notes to condensed consolidated financial statements

ZeroFox, Inc. and Subsidiaries

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (Unaudited)

	Redeemable Convertible Preferred Stock																								Accumulated Other Comprehensive Income
(in thousands, except for share data)	Series E Redeemable Convertible Preferred Stock		Series D-2 Redeemable Convertible Preferred Stock		Series D-1 Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series C-1 Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Series Seed Redeemable Convertible Preferred Stock		Total Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit		Stockholders’ Deficit
Balance—January 31, 2021	12,006,090	25,409	993,868	1,451	5,878,303	8,171	13,871,547	21,067	11,376,115	13,979	21,124,699	19,899	26,914,949	22,047	15,997,285	10,159	9,198,372	2,208	117,361,228	124,390	41,904,944	—	2,975	(118,381)	(123)	(115,529)

Issuance of Series E convertible preferred stock	3,221,347	7,839	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,221,347	7,839	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	320	—	—	320
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	103,108	—	22	—	—	22
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(17,302)	—	(17,302)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(48)	(48)

Balance—July 31, 2021	15,227,437	$33,248	993,868	$1,451	5,878,303	$8,171	13,871,547	$21,067	11,376,115	$13,979	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	120,582,575	$132,229	42,008,052	$—	$3,317	$(135,683)	$(171)	$(132,537)

Balance—January 31, 2022	15,227,437	33,248	993,868	1,451	5,878,303	8,171	13,871,547	21,067	11,376,115	13,979	21,124,699	19,899	26,914,949	22,047	15,997,285	10,159	9,198,372	2,208	120,582,575	132,229	42,892,927	—	3,873	(156,820)	(201)	(153,148)

Exercise of warrants	539,576	3,043	—	—	—	—	—	—	506,490	2,857	—	—	—	—	—	—	—	—	1,046,066	5,900
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	852	—	—	852
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	392,074	—	104	—	—	104
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(21,458)	—	(21,458)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	42	42

Balance—July 31, 2022	15,767,013	$36,291	993,868	$1,451	5,878,303	$8,171	13,871,547	$21,067	11,882,605	$16,836	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	121,628,641	$138,129	43,285,001	$—	$4,829	$(178,278)	$(159)	$(173,608)

See notes to condensed consolidated financial statements

ZeroFox, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended July 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(21,458)	$(17,301)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	317	236
Amortization of software development costs	315	289
Amortization of acquired intangible assets	1,579	1,444
Stock-based compensation and consulting expense	852	320
Provision for bad debts	(7)	10
Change in fair value of warrants	2,059	5,320
Change in fair value of contingent consideration	—	(32)
Noncash interest expense	523	197
Changes in operating assets and liabilities:
Accounts receivable	2,844	1,991
Deferred contract acquisition costs	(117)	461
Prepaid expenses and other assets	(1,583)	(1,181)
Accounts payable, accrued compensation, accrued expenses, and other current liabilities	(2,660)	(356)
Deferred revenue	3,514	77
Other liabilities	(22)	—

Net cash used in operating activities	(13,844)	(8,525)

Cash flows from investing activities:
Business acquisition	—	(4,270)
Purchases of property and equipment	(245)	(322)
Capitalized software	(483)	(353)

Net cash used in investing activities	(728)	(4,945)

Cash flows from financing activities:
Exercise of stock options	104	21
Proceeds from issuance of debt, net of issuance costs paid in cash of $88 and $36, for the six months ended July 31, 2022 and 2021, respectively	7,412	4,964
Repayment of debt	(469)	—

Net cash provided by financing activities	7,047	4,985

Foreign exchange translation adjustment	54	(45)

Net change in cash, cash equivalents, and restricted cash	(7,471)	(8,530)
Cash, cash equivalents, and restricted cash at beginning of year	10,374	13,864

Cash, cash equivalents, and restricted cash at end of year	$2,903	$5,334

Supplemental Cash Flow Information:
Cash paid for interest	$2,266	$1,235
Cash paid for income taxes	50	29

Non-cash investing and financing activities:
Exercise of warrants	$5,900	$—
Issuance of warrants along with issuance of debt	519	—
Issuance of redeemable convertible preferred stock in connection with acquisition	—	7,839

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows.

	July 31, 2022	July 31, 2021
Cash and cash equivalents	$2,803	$5,234
Restricted cash included in other assets	100	100

Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$2,903	$5,334

See notes to condensed consolidated financial statements

ZEROFOX, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying condensed consolidated financial statements include the assets, liabilities, revenues, expenses, and cash flows of ZeroFox, Inc., ZeroFox’s, Inc.’s subsidiaries, and the acquired sets of assets and activities obtained by ZeroFox, Inc. that are accounted for as business combinations (collectively, the “Company”) under accounting principles generally accepted in the United States of America (US GAAP).

The Company provides digital risk protection services and safeguards modern organizations from dynamic security risks across social, mobile, surface, deep web, dark web, email, and collaboration platforms. Using diverse data sources and artificial intelligence-based analysis, the ZeroFox platform identifies and remediates targeted phishing attacks, credential compromise, data exfiltration, brand hijacking, executive and location threats, and more. The patented ZeroFox Software as a Service (“SaaS”) technology processes and protects electronic posts, messages, and accounts daily across the social and digital landscape, spanning social media platforms, mobile app stores, the deep web, dark web, domains, and more. The Company offers its services on a subscription basis.

On December 17, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”) with L&F Acquisition Corp. (“L&F”), which was a Special Purpose Acquisition Company (a “SPAC”), and ID Experts Holdings, Inc. (“IDX”). Pursuant to the Business Combination Agreement, ZeroFox became a wholly-owned subsidiary of L&F (the “Business Combination”).

On August 3, 2022, the Business Combination, as contemplated in the Business Combination Agreement with L&F and IDX, was completed (See Note 10). In connection with the Business Combination, L&F renamed itself ZeroFox Holdings, Inc. (“New ZeroFox”)

Segment Information—Operating segments are defined as components of an enterprise for which discrete financial information is made available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s chief executive officer. The CODM views the Company’s operations and manages its activities as a single operating segment, which is the business of providing cybersecurity intelligence, analytics, and protection services to its customers. The Company’s assets are primarily located in the United States.

Liquidity and Going Concern—For the six months ended July 31, 2022 and 2021, the Company incurred net losses of $21.5 million and $17.3 million, respectively, and incurred negative cash flows from operating activities of $13.8 million and $8.6 million, respectively. The Company has incurred operating losses since inception and continues to face significant risks associated with successful execution of the Company’s business plan that include, but are not limited to, customer acquisition, competition, market risk, and liquidity risk. The Company has historically funded its operations through the issuance of redeemable convertible preferred stock (see Note 2) and debt (see Note 5). The Company evaluated its financial condition as of July 31, 2022 and determined it is probable that, without consideration of a remediation plan to refinance or renegotiate existing debt facilities, raise new sources of capital, or completion of the Business Combination with L&F, the Company would be unable to meet working capital shortfalls in the next twelve months from the date the condensed consolidated financial statements are available to be issued, and there is substantial doubt about the Company’s ability to continue as a going concern.

On August 3, 2022, the Business Combination, as contemplated in the Business Combination Agreement with L&F and IDX, was consummated resulting in the Company becoming a wholly-owned subsidiary of L&F.

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying condensed consolidated financial statements have been prepared in accordance with US GAAP as set forth by the Financial Accounting Standards Board (FASB). References to US GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codifications (“ASC”).

Unaudited Interim Financial Information— The interim condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained herein comply with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are adequate to make the information presented not misleading. The interim condensed financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the balance sheet, comprehensive loss, and cash flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended January 31, 2022, incorporated by reference in this current report. The condensed consolidated statement of comprehensive loss for the six months ended July 31, 2022 is not necessarily indicative of the results to be anticipated for the entire year ending January 31, 2023, or thereafter. All references to July 31, 2022 and 2021 in the notes to condensed consolidated financial statements are unaudited.

Emerging Growth Company Status—The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.

The Company completed its merger with L&F on August 3, 2022. The Company will be considered a variable interest entity (“VIE”) with L&F as the primary beneficiary of the VIE. Accordingly, the Business Combination will be accounted for as a forward merger of the Company by and into L&F. Refer to Note 10 for more information regarding the Business Combination. The surviving company will remain an emerging growth company until the earliest of (i) the last day of the Company’s first fiscal year following the fifth anniversary of the completion of L&F’s initial public offering, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or, (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Principles of Consolidation—The accompanying condensed consolidated financial statements include the accounts of ZeroFox and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of the accompanying condensed consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities within these condensed consolidated financial statements. Significant estimates and judgments include but are not limited to: (1) revenue recognition, (2) capitalization of internally developed software costs, (3) forecasts and assumptions used in determining the fair value of stock-based compensation, (4) valuation of assets acquired and liabilities assumed in business combinations, (5) useful lives of contract acquisition costs, (6) warrant valuation, (7) valuation of the Company’s stock, and (8) valuation allowances associated with deferred tax assets. Management bases its estimates and assumptions on historical experience, expectations, forecasts, and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ results of prior periods.

Revenue Recognition—The Company derives its revenue from providing its customers with subscription access to the Company’s enterprise cloud platform (“subscription revenue”) and from professional services (“professional services revenue”).

The Company generates cloud-based subscription revenue primarily from sales of subscriptions to access the ZeroFox cloud platform, together with related support and intelligence services to customers. These arrangements do not provide the customer with the right to take possession of the Company’s software operating on its cloud platform at any time. These arrangements represent a combined, stand-ready performance obligation to provide access to the software together with related support and intelligence services. Customers are granted continuous access to the Company’s cloud platform over the contractual period. Revenue is recognized over time on a ratable basis over the contract term beginning on the date that the Company’s service is made available to the customer. The Company’s cloud-based subscription contracts generally have terms of one to three years, which are billed in advance and are noncancelable.

The Company offers several types of professional services, including security advisory and training services. All of the Company’s professional services are considered distinct performance obligations from the cloud-based subscriptions services within the context of the Company’s contracts. Revenue is recognized over time when the customers benefit from the services as performed or as control of the promised services is transferred to the customer, as this reflects the pattern of transfer for these professional services. These contracts are most often fixed fee arrangements and less frequently arrangements that are billed at hourly rates. These contracts normally have terms of one year or less.

Subscription revenue was 96% and 95% of total revenue for the six months ended July 31, 2022 and 2021, respectively.

Reseller Arrangements— The Company enters into arrangements with third parties that allow those parties to resell the Company’s services to end users. The partners negotiate pricing with the end customer and the Company does not have visibility into the price paid by the end customer. For these arrangements, revenue is recognized at the amount charged to the reseller and does not reflect any mark-up to the end user.

As of July 31, 2022, the Company has approximately $57.4 million of revenue that is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) under non-cancelable contracts. Of this $57.4 million, the Company expects to recognize revenue of approximately $42.1 million in the period August 2022 through July 2023, approximately $11.4 million in the period August 2023 through July 2024, and approximately $3.9 million thereafter.

Disaggregation of Revenue — The table below provides revenues earned by line of service for the six months ended July 31, 2022 and 2021 (in thousands).

Revenue Line	2022	2021
Subscription revenue	$27,468	$21,556
Professional services	1,275	1,134

Total	$28,743	$22,690

The table below provides revenues earned based on geographic locations of our customers for the six months ended July 31, 2022 and 2021 (in thousands).

Country	2022	2021
United States	$21,557	$17,251
Other	7,186	5,439

Total	$28,743	$22,690

Goodwill and Intangible Assets– Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed when a business is acquired. The valuation of intangible assets and goodwill involves the use of management’s estimates and assumptions and can have a significant impact on future operating results. The Company initially records its intangible assets at fair value. Intangible assets with finite lives are amortized over their estimated useful lives while goodwill is not amortized but is evaluated for impairment at least annually. Goodwill is evaluated for impairment beginning on November 1 of each year or when an assessment of qualitative factors indicates an impairment may have occured. The quantitative assessment includes an analysis that compares the fair value of a reporting unit to its carrying value including goodwill recorded by the reporting unit.

The Company has a single reporting unit. Accordingly, the impairment assessment for goodwill is performed at the enterprise level. Goodwill is reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company initially assesses qualitative factors to determine if it is necessary to perform the goodwill impairment review. Goodwill is reviewed for impairment if, based on an assessment of the qualitative factors, it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, or the Company decides to bypass the qualitative assessment. The carrying value of the reporting unit is reviewed utilizing a combination of the discounted cash flow model and a market value approach. The estimated fair value of a reporting unit is determined based on assumptions regarding estimated future cash flows, discount rates, long-term growth rates, and market values. Additionally, the Company considers income tax effects from any tax-deductible goodwill (if applicable) on the carrying amount of the reporting unit when measuring the goodwill impairment loss.

The Company monitors for events and circumstances that could negatively impact the key assumptions in determining fair value, including long-term growth projections, profitability, discount rates, volatility in the Company’s market capitalization, general industry, and market and macro-economic conditions. It is possible that future changes in such circumstances, or in the variables associated with the judgments, assumptions, and estimates used in assessing the fair value of the reporting unit would require the Company to record a non-cash impairment charge.

The Company completed its annual assessment on November 30, 2021, and there was no impairment of goodwill at the assessment date. There were no events or circumstances that occurred during the six month period ended July 31, 2022, and through the date these condensed consolidated financial statements were available to be issued, that indicated that goodwill might be impaired.

Fair Value of Financial Instruments—ASC 820-10, Fair Value Measurements and Disclosures: Overall, defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and expands required disclosures about fair value measurements. The fair value of an asset and liability is defined as an exit price and represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:

Level 1—Inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of the asset or liability being measured and its placement within the fair value hierarchy. The Company effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

Certain assets and liabilities, including goodwill and intangible assets, are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.

As of July 31, 2022 and January 31, 2022, respectively, the Company had warrant liabilities measured based on Level 3 inputs. A summary of the changes in the fair value of warrants for the six months ended July 31, 2022 and 2021, respectively, is as follows (in thousands):

Warrant liability - January 31, 2021	$2,806
Issuance of warrants	—
Loss due to change in fair value of warrants	5,320

Warrant liability - July 31, 2021	$8,126

Warrant liability - January 31, 2022	$10,709
Issuance of warrants	519
Exercise of warrants	(5,900)
Loss due to change in fair value of warrants	2,059

Warrant liability - July 31, 2022	$7,387

The assumptions used to value the warrants are described in Note 6.

The carrying amounts of accounts receivable, accounts payable, accrued expenses, and debt approximate fair value because of the short maturity terms of these instruments.

Contingent consideration liabilities related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration liabilities are included in general and administrative expenses in the consolidated statements of comprehensive loss. There were no changes in fair value of contingent consideration during the six months ended July 31, 2022, as the contingent consideration liability was settled as of July 31, 2021. A summary of the changes in fair value of contingent consideration for the six months ended July 31, 2021 is as follows (in thousands):

Balance as of January 31, 2021	$7,871
Gain recognized in the consolidated statement of comprehensive loss	(32)
Issuance of redeemable convertible preferred stock	(7,839)

Balance as of July 31, 2021	$—

Transaction Fees—Transaction fees and expenses associated with the Business Combination are being accounted for under the assumption of a forward merger transaction and being expensed as incurred. Accordingly, the Company has recorded approximately $3.2 million and $1.4 million of professional and other transaction fees related to the Business Combination in general and administrative expenses in the Condensed Consolidated Statement of Comprehensive Loss for the six months ended July 31, 2022 and 2021, respectively.

Net Loss Per Share Attributable to Common Stockholders— Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For the purposes of this calculation, outstanding stock options, unvested restricted stock, stock warrants, and redeemable convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

The following table set forth computation of basic loss per share attributable to common stockholders (in thousands, except share and per share data):

	Six Months Ended July 31,
	2022	2021
Numerator:
Net loss	$(21,458)	$(17,302)

Net loss per share attributable to common stockholders	$(21,458)	$(17,302)

Denominator:
Weighted-average common stock outstanding	43,038,331	41,953,610

Net loss per share attributable to common stockholders - basic and diluted	$(0.50)	$(0.41)

The Company’s redeemable convertible preferred stock and restricted common stock contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive. The following is a summary of the weighted average common stock equivalents for the securities outstanding during the period the respective periods that have been excluded from the computation of diluted net loss per common share, as their effect would be anti-dilutive:

	Six Months Ended July 31,
	2022	2021
Preferred stock, all series (on an as-converted basis)	241,205,423	239,186,969
Common stock options outstanding	22,177,042	19,852,162
Warrants to purchase preferred stock, all series	5,840,764	5,267,696

	269,223,229	264,306,827

Redeemable convertible preferred stock—The Series Preferred is not mandatorily redeemable. The Series Preferred is contingently redeemable upon the occurrence of a deemed liquidation event and a majority vote of the holders of Series Preferred and Series Seed to redeem all outstanding shares of the Company’s redeemable convertible preferred stock. The contingent redemption upon the occurrence of a deemed liquidation is not within the Company’s control and therefore the Series Preferred is classified outside of permanent equity in mezzanine equity on the Company’s condensed consolidated balance sheets.

The redeemable convertible preferred stock was automatically converted into common stock immediately prior to the closing of the Business Combination and then converted into shares of New ZeroFox common stock.

Liquidation Rights—In the event of any liquidation or dissolution of the Company (“Liquidation Event”), the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock (“Preferred Stock”).

The Company’s redeemable convertible preferred stock consists of (in thousands except share data):

	July 31, 2022		January 31, 2022
	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount
Convertible preferred stock—Series E, $0.00001 par value—authorized 19,033,653 shares; (liquidation preference $28,354,249)	15,767,013	$36,291	15,227,437	$33,248
Convertible preferred stock—Series D, $0.00001 par value—authorized 14,833,942 shares; (liquidation preference $21,222,496)	13,871,547	$21,067	13,871,547	$21,067
Convertible preferred stock—Series D-2, $0.00001 par value—authorized 993,868 shares (liquidation preference $1,216,439)	993,868	$1,451	993,868	$1,451
Convertible preferred stock—Series D-1, $0.00001 par value—authorized shares 5,878,303 (liquidation preference $8,094,053)	5,878,303	$8,171	5,878,303	$8,171
Convertible preferred stock—Series C-1, $0.00001 par value—authorized 16,208,756 shares (liquidation preference $14,037,000)	11,882,605	$16,836	11,376,115	$13,979
Convertible preferred stock—Series C, $0.00001 par value—authorized 21,124,700 shares (liquidation preference $19,999,999)	21,124,699	$19,899	21,124,699	$19,899
Convertible preferred stock—Series B, $0.00001 par value—authorized 26,914,949 shares (liquidation preference $22,124,088)	26,914,949	$22,047	26,914,949	$22,047
Convertible preferred stock—Series A, $0.00001 par value—authorized 16,122,188 shares (liquidation preference $10,246,261)	15,997,285	$10,159	15,997,285	$10,159
Convertible preferred stock—Series seed, $0.00001 par value—authorized 9,198,372 shares (liquidation preference $2,285,795)	9,198,372	$2,208	9,198,372	$2,208

	121,628,641	$138,129	120,582,575	$132,229

Standards Issued and Adopted—In October 2021, the FASB issued ASU No. 2021-08, Accounting Standards Update No. 2021-08—Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. As a result of the amendments, it is expected that an acquirer will generally recognize and measure acquired contract assets and contract liabilities in a manner consistent with how the acquiree recognized and measured them in its preacquisition financial statements. The standard is effective for the Company for annual reporting periods beginning after December 15, 2022, and early adoption is permitted. The Company elected to early adopt ASU No. 2021-08 for fiscal year 2023. There was no impact to the Company’s condensed consolidated financial statements for the six months ended July 31, 2022.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The standard is effective for the Company for annual reporting periods beginning after December 15, 2021, and early adoption is permitted. The Company adopted ASU No. 2019-12 for fiscal year 2023. There was no impact on its condensed consolidated financial statements for the six months ended July 31, 2022.

Standards Issued, but Not Yet Effective—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance is intended to improve financial reporting about leasing transactions. This ASU affects all companies and other organizations that lease assets. Under Topic 842, the critical determination is whether a contract is or contains a lease because lessees are required to recognize lease assets and lease liabilities for all leases—finance and operating—other than short-term leases. The standard is effective for the Company for annual reporting periods beginning after December 15, 2021, and early adoption is permitted. The Company is currently in the planning stage and will adopt the guidance for the financial statements for the year ending January 31, 2023. Upon adoption, the Company will be required to report operating leases on its consolidated balance sheet for the first time. The Company has begun its adoption efforts, but cannot reasonably estimate the impact to its condensed consolidated financial statements for the year ending January 31, 2023.

In June 2016 the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends the accounting for credit losses for most financial assets and certain other instruments. The standard requires that entities holding financial assets that are not accounted for at fair value through net income be presented at the net amount expected to be collected. An allowance for credit losses will be a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The standard is effective for the Company for annual reporting periods beginning in fiscal year 2024. The Company believes the adoption will not have a material impact on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Accounting Standards Update No. 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Among other changes, ASU 2020-06 removes the liability and equity separation model for convertible instruments with a cash conversion feature, and as a result, after adoption, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. Additionally, ASU 2020-06 requires the application of the if-converted method for all convertible instruments in the diluted earnings per share calculation and the inclusion of the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. The amendments in this ASU are effective for all public entities for fiscal years beginning after December 15, 2021. For all other entities, including ZeroFox, the amendments are effective for fiscal years beginning after December 15, 2023. Accordingly, the Company is planning to adopt the guidance of ASU No. 2020-06 in the year ending January 31, 2024. Or, after successful completion of the Business Combination (see Note 10) the combined, public company will adopt ASU No. 2020-06 for the year ending January 31, 2023. The Company is in the process of evaluating the guidance and the impact it will have on its condensed consolidated financial statements.

3.	FAIR VALUE MEASUREMENTS

The following table sets forth by level, within the fair value hierarchy, the assets/(liabilities) carried at fair value (in thousands):

	Fair value measurements at July 31, 2022 using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities	$—	$—	$(7,387)	$(7,387)

Total financial liabilities	$—	$—	$(7,387)	$(7,387)

The following table sets forth by level, within the fair value hierarchy, the assets (liabilities) carried at fair value (in thousands):

	Fair value measurements at January 31, 2022 using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities	$—	$—	$(10,709)	$(10,709)

Total financial liabilities	$—	$—	$(10,709)	$(10,709)

The assumptions used to value the warrants are described in Note 6.

The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity terms of these instruments.

4.	ACQUISITIONS

Cyveillance Acquisition — On September 30, 2020, the Company executed an asset purchase agreement with Lookingglass Cyber Solutions, Inc. (“Lookingglass”) and Cyveillance, Inc. (collectively, the “Sellers”) to acquire substantially all of the assets and to assume certain liabilities attributable to Lookingglass’ Cyveillance business unit (the “Cyveillance Acquisition”). The Cyveillance business unit is an intelligence-led cybersecurity solutions provider. The Cyveillance Acquisition allows the Company to further scale its digital risk protection services and expand its threat intelligence capabilities. The Cyveillance Acquisition has been accounted for as a business combination in accordance with ASC 805, Business Combinations. The Company estimated a fair value of the aggregate consideration transferred to effect the Cyveillance Acquisition of $39.2 million, of which $7.2 million was paid in cash, $17.0 million was comprised of 8,110,058 shares of Series E redeemable convertible preferred stock, and $15.0 million was comprised of 10,171,735 shares of Series E redeemable convertible preferred stock held in escrow as contingent consideration.

There was no remaining contingent consideration liability as of July 31, 2022, January 31, 2022, and July 31, 2021. During the six months ended July 31, 2021, the Company released 3,221,347 shares of Series E preferred shares with a fair value of $7.8 million.

5.	DEBT

The tables below summarize key terms of the Company’s debt that was outstanding as of July 31, 2022 and January 31, 2022 (amounts in thousands, except for interest rates).

	As of July 31, 2022
Lender	Stated Interest Rate	Effective Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
Stifel Bank	4.50%	6.50%	$15,000	$71	$426	$—	$14,503
Orix Growth Capital, LLC	10.00%	11.87%	37,500	382	987	—	36,131
InfoArmor	5.50%	5.50%	2,813	—	—	182	2,631
PIPE Investors	5.00%	5.00%	5,156	—	—	—	5,156

			$60,469	$453	$1,413	$182	$58,421

				Current portion of long-term debt			$6,094
				Long-term debt			52,327

							$58,421

	As of January 31, 2022
Lender	Stated Interest Rate	Effective Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
Stifel Bank	4.50%	6.50%	$15,000	$96	$574	$—	$14,330
Orix Growth Capital, LLC	10.00%	12.13%	30,000	349	608	—	29,043
InfoArmor	5.50%	5.50%	3,281	—	—	213	3,068
PIPE Investors	5.00%	5.00%	5,032	—	—	—	5,032

			$53,313	$445	$1,182	$213	$51,473

				Current portion of long-term debt			$5,970
				Long-term debt			45,503

							$51,473

On February 10, 2022, the Company amended its loan and security agreement with Orix Growth Capital, LCC (Orix) and provided an additional $7.5 million in borrowing. From the amended loan and security agreement with Orix, in February 2022, the Company borrowed $7.5 million, from which it received approximately $7.4 million of proceeds net of issuance cost of $0.1 million, and issued 161,112 warrants to purchase Series E redeemable convertible preferred stock at an exercise price of $1.86205. As of July 31, 2022, the outstanding principal of the loan was $37.5 million.

The terms of the loan and security agreements with Stifel Bank and Orix include financial covenants whereby ZeroFox must be in compliance with the following: a) at any time, the ratio of Total Debt (as defined in the loan and security agreements) to Annual Recurring Revenue (“ARR”) (as defined in the loan and security agreements) shall not be more than 1.00:1.00, and b) the Company shall maintain a minimum ARR, which increases over time, as defined in the loan and security agreements, measured as of the last day of each quarter. The Company was in compliance with its financial covenants as of July 31, 2022.

6.	WARRANTS

The Company, in connection with several loan and security agreements, agreed to issue lenders warrants to purchase common shares, Series A preferred shares, Series B preferred shares, Series C-1 preferred shares, and Series E preferred shares.

In February 2022, along with the amendment to the loan and security agreement with Orix, the Company issued 161,112 warrants to purchase Series E redeemable convertible preferred stock at an exercise price of $1.86205.

On July 28, 2022, the holder of series C-1 warrants exercised their right to purchase redeemable convertible preferred shares. The holder elected to net exercise their warrants resulting in the issuance of 506,490 of series C-1 redeemable convertible preferred shares.

On July 29, 2022, a holder of series E warrants exercised their right to purchase redeemable convertible preferred shares. The holder elected to net exercise their warrants resulting in the issuance of 539,576 of series E redeemable convertible preferred shares.

The initial fair values of the Company’s warrants were determined using a Black-Scholes-Merton model. The assumptions used in estimating the fair values of the Company’s warrants at issuance are as follows:

	At Issuance
Assumptions	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Initial Valuation Date:	February 10, 2022, December 8, 2021 & January 27, 2021	June 26, 2019	June 1, 2017	September 1, 2016	May 22, 2015
Exercise price of the warrant	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Expected term of the warrant (in years)	10.0	10.0	10.0	10.0	10.0
Price of the underlying share - stay private	$2.20 - $3.79	$1.25	$0.20	$0.82	$0.74
Volatility	36.38% - 40.64%	51.90%	60.00%	60.41%	66.74%
Risk-free rate	0.87% - 2.03%	2.05%	2.21%	1.57%	2.21%

As a result of the potential Business Combination (see Note 10), the Company began utilizing a Probability-Weighted Expected Return Method (“PWERM”) to determining the fair value of the Company’s warrants. The Company utilized a PWERM relying on (1) a Black-Scholes model to value continued operations scenario where the Company remained a private entity and (2) a transaction scenario that reflected the Business Combination.

The assumptions used in estimating the fair values of the Company’s warrants as of July 31, 2022 are as follows:

	July 31, 2022
Assumptions	Series E Warrants	Common Warrants	Series B Warrants	Series A Warrants
Exercise price of the warrant	$1.86205	$0.20000	$0.82200	$0.64050
Price of the underlying share after conversion	$5.64	$2.82	$5.64	$5.64
Expected term of the warrant (in years)	0 - 9.4	0 - 4.8	0 - 4.1	0 - 2.8
Fair value	$3.78	$2.62	$4.82	$5.00
Number of warrants	268,521	1,924,790	146,341	124,903
Liability (in thousands)	$1,015	$5,043	$705	$624

The assumptions used in estimating the fair values of the Company’s warrants as of January 31, 2022 are as follows:

	January 31, 2022
Assumptions	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Exercise price of the warrant	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Price of the underlying share - stay private	$2.94	$2.76	$1.85	$3.70	$3.70
Volatility	36.71%	36.95%	38.11%	39.30%	44.69%
Risk-free rate	1.78%	1.77%	1.64%	1.57%	1.42%
Price of the underlying share after conversion	$5.64	$5.64	$2.82	$5.64	$5.64
Expected term of the warrant (in years)	0.4 - 9.9	0.4 - 8.2	0.4 - 5.3	0.4 - 4.6	0.4 - 3.3
Fair value	$3.20	$3.71	$2.21	$4.05	$4.21
Number of warrants	912,972	648,350	1,924,790	146,341	124,903
Liability (in thousands)	$2,922	$2,408	$4,260	$593	$526

7.	STOCK-BASED COMPENSATION

On February 1, 2013, the Company adopted the 2013 Stock Plan (the “2013 Plan”). The 2013 Plan, as amended, provides for the issuance of up to 27,802,178 shares of common stock to employees, officers, directors, consultants, and advisors in the form of nonqualified and incentive stock options, unvested stock awards, and other stock-based awards. As of July 31, 2022, there were 230,471 shares of common stock available for issuance under the 2013 Plan.

Stock options are granted at exercise prices not less than the fair value of the stock at the date of grant. The Company determines fair value periodically through independent, third-party valuations based on historical financial information. Options generally vest over four years, with 25% vesting on the first anniversary date of the grant of the option and ratably over the remaining 36 months. Options expire 10 years from the date of grant. The Company intends to issue new shares to satisfy share options upon exercise.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

Expected Volatility—As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.

Expected Term— The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding.

The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

Risk-Free Interest Rate— The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

Dividend Yield— The Company has neither declared nor paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair Value of Underlying Common Stock— Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

The Company used the following weighted-average assumptions to estimate the fair value of stock options:

	July 31,
Assumptions	2022	2021
Weighted-average risk-free rate	1.48%	1.45%
Weighted-average expected term of the option (in years)	6.07	5.99
Weighted-average expected volatility	38.92%	37.84%
Weighted-average dividend yield	0.00%	0.00%

A summary of option activity for the six months ended July 31, 2022, is as follows (Aggregate Intrinsic Value in thousands):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of February 1, 2022	21,715,815	$0.4398	6.29	$51,688
Granted	1,214,500	$2.3920
Exercised	(392,450)	$0.2659
Cancelled	(251,159)	$1.4682

Outstanding as of July 31, 2022	22,286,706	$0.5376	6.45	$50,866

Vested as of July 31, 2022	14,784,495	$0.2660	5.41	$37,759

Vested and expected to vest as of July 31, 2022	19,660,894	$0.4661	6.18	$46,279

The weighted-average grant-date fair value of options granted during the six months ended July 31, 2022 and 2021 was $1.0000 and $0.5040, respectively. The total intrinsic value of options exercised during the six months ended July 31, 2022 and 2021 was $1.0 million and $0.2 million, respectively.

Unrecognized compensation cost related to option-based compensation arrangements granted under the Plan totaled $4.3 million as of July 31, 2022. The unrecognized compensation cost as of July 31, 2022 is expected to be recognized over a weighted-average remaining period of 2.91 years. The total fair value of the common stock options that vested during the six months ended July 31, 2022, was $0.6 million.

Stock-Based Compensation Expense—The Company recognized noncash stock-based compensation expense in the accompanying Condensed Consolidated Statements of Comprehensive Loss for the six months ended July 31, 2022 and 2021, which is as follows (in thousands):

	Six Months Ended July 31,
	2022	2021
Cost of revenue	$20	$14
Research and development	111	47
Sales and marketing	215	116
General and administrative	506	143

Total stock-based compensation expense	$852	$320

8.	RELATED PARTY TRANSACTIONS

The Company leases office space in Baltimore, Maryland. The lessor is owned and operated by the Company’s chief executive officer. ZeroFox incurred rent expense of $0.2 million during each of the six months ended July 31, 2022 and 2021. The Company capitalized no leasehold improvements during the six months ended July 31, 2022. The Company capitalized $0.01 million of leasehold improvements during the year ended January 31, 2022. As of July 31, 2022 and January 31, 2022, the Company had leasehold improvements of $0.2 million and $0.2 million, respectively, net of accumulated depreciation of $0.2 million and $0.2 million, respectively. As of July 31, 2022 and January 31, 2022, the Company did not have any prepaid rent. The lessor holds a $0.1 million security deposit that is refundable at the end of the lease term.

As part of the consideration for the Cyveillance Acquisition (see Note 4), the Company issued Series E redeemable convertible preferred stock to Lookingglass. As a result, Lookingglass is a related party of the Company. Effective September 30, 2020, as part of the Cyveillance Acquisition, the Company entered into a sublease agreement with Lookingglass for office space in Reston, Virginia. Under the sublease agreement, the Company incurred rent expense of $0.1 million and $0.1 million for the six months ended July 31, 2022 and 2021, respectively. The initial term of the sublease ended on July 31, 2022 and the Company elected not to renew. During the six months ended July 31, 2022 and the year ended January 31, 2022, the Company did not capitalize any leasehold improvements. As of July 31, 2022 and January 31, 2022, the Company did not have any balance of prepaid or accrued rent for the subleased premises. In addition to the sublease, in connection with the Cyveillance Acquisition, ZeroFox and Lookingglass entered into a transition support agreement. The agreement stipulated that ZeroFox would reimburse Lookingglass for services performed as part of the transition. ZeroFox did not incur expenses under the agreement for the six months ended July 31, 2022. ZeroFox incurred $0.3 million of expenses under the agreement for the six months ended July 31, 2021. As of July 31, 2022 ZeroFox had no accrued liability payable to Lookingglass. As of January 31, 2022, ZeroFox had an accrued liability of $0.2 million that was incurred as a result of the transition support agreement.

The Company accrued $0.1 million of payment-in-kind (PIK) interest for notes payable with related parties during the six months ended July 31, 2022.

9.	COMMITMENTS AND CONTINGENCIES

General Litigation—In the ordinary course of business, the Company is involved in various disputes. In the opinion of management, the amount of liability, if any, resulting from the final resolution of these matters will not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. The Company was not involved in any pending litigation as of July 31, 2022.

Warranties and Indemnification—The Company’s enterprise cloud platform is typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s online help documentation under normal use and circumstances.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs because of such obligations and has not accrued any liabilities related to such obligations in the accompanying condensed consolidated financial statements.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Risks and Uncertainties— The impact of the coronavirus (COVID-19) pandemic, or similar global health concerns, could negatively impact the Company’s operations, suppliers or other vendors, and its customer base. As of the report date, management is not aware of any impacts from quarantines, labor shortages or other disruptions related to COVID-19 that would have a material adverse effect on the Company’s operations. The COVID-19 pandemic did not have a material impact on our financial results.

10.	SUBSEQUENT EVENTS

ZeroFox Merger with L&F Acquisition Corp.— On December 17, 2021, the Company entered into the Business Combination Agreement with L&F.

On August 3, 2022, as contemplated by the Business Combination Agreement, ZeroFox, Inc. became a wholly-owned subsidiary of L&F. In connection with the Business Combination, L&F then changed its name to ZeroFox Holdings, Inc. (“New ZeroFox”).

All shares of ZeroFox Common Stock issued and outstanding immediately before completion of the Business Combination were exchanged for an aggregate of 82,030,308 shares of New ZeroFox Common Stock based upon the exchange ratio of approximately 0.2863 (“the Exchange Ratio”). All outstanding options to purchase shares of ZeroFox Common Stock were assumed by New ZeroFox and converted into comparable options to purchase 6,380,458 shares of New ZeroFox Common Stock based upon the Exchange Ratio. All outstanding warrants to purchase ZeroFox Redeemable Convertible Preferred Stock Series A, B and E

and ZeroFox Common Stock were assumed by New ZeroFox and converted into warrants to purchase 860,064 shares of New ZeroFox Common Stock. For warrants to purchase shares of ZeroFox Redeemable Convertible Preferred Stock Series A, B and E, the conversion first considered the conversion ratio of shares of ZeroFox Redeemable Convertible Preferred Stock into shares of ZeroFox Common Stock of 1 to 2 and then applying the Exchange Ratio. The warrants to purchase shares of ZeroFox Common Stock were converted into warrants to purchase shares of New ZeroFox Common Stock by applying the Exchange Ratio. All conversion of warrants assumed a net exercise of the warrants using the treasury stock method and an estimated ZeroFox value per share of approximately $2.86. Subsequent to July 31, 2022, all outstanding warrants assumed by New ZeroFox were net exercised.

New ZeroFox is considered both the legal and accounting acquirer of ZeroFox and accordingly, New ZeroFox will account for the Business Combination as a forward merger of ZeroFox into New ZeroFox. New ZeroFox is considered the accounting acquirer as ZeroFox is deemed to not have sufficient equity at risk to finance its ongoing operations, after consideration of the amount of non-subordinated financial support ZeroFox received as part of the Business Combination. As ZeroFox is not considered to have sufficient equity at risk, it is considered a variable interest entity (a “VIE”). New ZeroFox is considered the primary beneficiary of ZeroFox as VIE since it owns 100% of the shares of ZeroFox following the completion of the Business Combination. New ZeroFox must therefore consolidate ZeroFox as a VIE.

New ZeroFox also acquired IDX as part of the Business Combination Agreement. However, as New ZeroFox is considered the accounting acquirer of ZeroFox, the acquisition of IDX by New ZeroFox is not within the scope of these financial statements.

On August 3, 2022, as a part of the Business Combination, all outstanding principal amounts owned under the loan and security agreement with Orix were repaid from the proceeds of the Business Combination with L&F and IDX. In addition to the repayment of the outstanding principal, the loan and security agreement with Orix required a prepayment penalty of 3% of the outstanding principal balance, or $1.1 million.

On August 3, 2022 as part of the Business Combination, all outstanding principal amounts owned under the PIPE notes, $5.0 million, were set off against obligations those investors had under the Common Equity Subscription Agreements those investors had entered into with L&F.

Subsequent events have been considered for disclosure and recognition in the condensed consolidated financial statements through September 12, 2022, the date the condensed consolidated financial statements were available to be issued. No events occurred through that date that would require disclosure in the accompanying condensed consolidated financial statements, other than those discussed above.